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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4/Amendment No. 152 to Registration Statement Nos. 333-153109/811-04001 on Form N-4 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Investment Divisions of MetLife Separate Account E and our report dated March 26, 2010, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), both appearing in the Statement of Additional Information in Post-Effective Amendment No. 3/Amendment No. 143 to Registration Statement Nos. 333-153109/811-04001 of MetLife Separate Account E, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, also in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
June 15, 2010